SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                     Global Aircraft Solutions, Inc. (GACF)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    378964100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 27, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    378964100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Delta Offshore, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,599,900

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,599,900

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,599,900

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.21%

12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    378964100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Trafelet & Company, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,000,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,000,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.77%

12.  TYPE OF REPORTING PERSON*

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   378964100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Remy W. Trafelet

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,000,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,000,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,000,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.77%

12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  378964100
            ---------------------


Item 1(a).  Name of Issuer:


            Global Aircraft Solutions, Inc. (GACF)
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            6901 South Park Avenue, Tucson, Arizona 85706
            ____________________________________________________________________


Item 2(a).  Name of Person Filing:

            Delta Offshore, Ltd.
            Trafelet & Company, LLC
            Remy W. Trafelet
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            900 Third Avenue
            5th Floor
            New York, NY 10022
            ____________________________________________________________________

Item 2(c).  Citizenship:

            Delta Offshore, Ltd. - Cayman Islands
            Trafelet & Company, LLC - Delaware
            Remy W. Trafelet - United States of America
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            378964100
            ____________________________________________________________________


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Delta Offshore, Ltd. - 1,599,900
          Trafelet & Company, LLC - 3,000,000
          Remy W. Trafelet - 3,000,000
          ______________________________________________________________________

     (b)  Percent of class:

          Delta Offshore, Ltd. - 5.21%
          Trafelet & Company, LLC - 9.77%
          Remy W. Trafelet - 9.77%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          Delta Offshore, Ltd.:

          (i)   Sole power to vote or to direct the vote         0
                                                        _______________________,


          (ii)  Shared power to vote or to direct the vote       1,599,900
                                                          _____________________,


          (iii) Sole power to dispose or to direct the           0
                disposition of                            _____________________,


          (iv)  Shared power to dispose or to direct the         1,599,900
                disposition of                            _____________________.

          Trafelet & Company, LLC:

          (i)   Sole power to vote or to direct the vote         0
                                                        _______________________,


          (ii)  Shared power to vote or to direct the vote       3,000,000
                                                          _____________________,


          (iii) Sole power to dispose or to direct the           0
                disposition of                            _____________________,


          (iv)  Shared power to dispose or to direct the         3,000,000
                disposition of                            _____________________.


          Remy W. Trafelet:

          (i)   Sole power to vote or to direct the vote         0
                                                        _______________________,


          (ii)  Shared power to vote or to direct the vote       3,000,000
                                                          _____________________,


          (iii) Sole power to dispose or to direct the           0
                disposition of                            _____________________,


          (iv)  Shared power to dispose or to direct the         3,000,000
                disposition of                            _____________________.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         Not applicable_____________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


         Not applicable ____________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.


         Not applicable____________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.


         Not applicable____________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


          Not applicable____________________________________________________

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     August 9, 2005
                                        ----------------------------------------
                                                        (Date)

                                                Delta Offshore, Ltd.*

                                                By: Trafelet & Company, LLC
                                                    Its investment manager

                                                Trafelet & Company, LLC

                                                     By:  /s/ Remy W. Trafelet
                                                      __________________________
                                                      Remy W. Trafelet
                                                      Managing Member



                                                Trafelet & Company, LLC*

                                                     By:  /s/ Remy W. Trafelet
                                                      __________________________
                                                      Remy W. Trafelet
                                                      Managing Member


                                                /s/  Remy W. Trafelet
                                                      __________________________
                                                      Remy W. Trafelet*





Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

* The Reporting Persons disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.

                                                                Exhibit A
                                                                ---------


                                    AGREEMENT
                                    ---------

     The undersigned agree that this Schedule 13G dated August 9, 2005 relating to the Common Stock of Global Aircraft Solutions, Inc. (GACF) shall be filed on behalf of the undersigned.

                                                Delta Offshore, Ltd.*

                                                By: Trafelet & Company, LLC
                                                    Its investment manager

                                                Trafelet & Company, LLC

                                                     By:  /s/ Remy W. Trafelet
                                                      __________________________
                                                      Remy W. Trafelet
                                                      Managing Member



                                                Trafelet & Company, LLC*

                                                     By:  /s/ Remy W. Trafelet
                                                      __________________________
                                                      Remy W. Trafelet
                                                      Managing Member


                                                /s/  Remy W. Trafelet
                                                      __________________________
                                                      Remy W. Trafelet*


03388.0003 #592931